Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190050

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 14, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 30, 2013)

Units

Units Consisting of

One Share of Class A Common Stock and

a Warrant to Purchase                      of a Share of Class A Common Stock

We are offering                      units, with each unit consisting of one share of our Common Stock, par value $0.0001 per share (the “Common Stock”), and one warrant to purchase                      share of Common Stock for a term of five years (a “Unit”). The Units will not be issued or certificated. The shares of Common Stock and the warrants are immediately separable and will be issued separately, but will be purchased together as a unit in this offering. This prospectus supplement does not cover the shares of Common Stock issuable upon exercise of the warrants, or warrant shares. We have agreed to file a registration statement covering the issuance of the warrant shares and to cause such registration statement to be declared effective prior to the exercisability of the warrants.

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “RSOL.” On November 13, 2013, the last reported sale price of our Common Stock was $3.45 per share. There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to list the warrants on The NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 4 of the accompanying prospectus, and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The above summary of offering proceeds to us does not give effect to any exercise of the warrants being issued in this offering. We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $500,000. Delivery of the shares of Common Stock will be made through the facilities of the Depository Trust Company.

Delivery of the shares of Common Stock and warrants is expected to be made on or about                    , 2013 subject to customary closing conditions.

Sole Book – Running Manager

Cowen and Company

November     , 2013

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to or updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about our Common Stock and other securities that do not pertain to this offering of the Units. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-190050) that we filed with the Securities and Exchange Commission, or the SEC, and that was declared effective by the SEC on July 30, 2013. To the extent that the information contained in this prospectus supplement differs from, or is inconsistent with, any information in the accompanying prospectus or any document incorporated by reference herein or therein, the statements made in the accompanying prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made in this prospectus supplement.

You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, carefully before deciding whether to invest in the Units. You also should read and consider the information in the documents we have referred you to under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use relating to this offering. Neither we nor the underwriters authorized any other person to provide you with different or additional information. You should not rely on any unauthorized information or representations.

We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, are accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement or of any sale of the Units. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Real Goods Solar,” “we,” “our,” “us” or similar references mean Real Goods Solar, Inc. and its subsidiaries.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY1

This summary highlights certain information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in the Units. You should read this summary in conjunction with, and the summary is qualified in its entirety by, the more detailed information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the additional information described under “Where You Can Find More Information” on page S-27 of this prospectus supplement and the information under “Risk Factors” beginning on page S-5 of this prospectus supplement.

Overview of our Business

We are a residential and commercial solar energy engineering, procurement and construction firm. We also perform most of our own sales and marketing activities to generate leads and secure projects. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. Our solar energy systems use high-quality solar photovoltaic modules from manufacturers such as Canadian Solar and Trina. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their output of carbon emissions and reliance upon fossil fuel energy sources.

We have 35 years of experience in residential solar energy. We trace our roots to 1978, when Real Goods Trading Corporation sold the first solar photovoltaic panels in the United States. We have designed and installed over 16,000 residential and commercial solar systems since our founding. Our focused customer acquisition approach and our efficiency in converting customer leads into sales enable us to realize what we believe are competitive customer acquisition costs that we continuously focus on improving. We believe that our Real Goods Solar brand has a national reputation for high quality customer service in the solar energy market, which leads to a significant number of word-of-mouth referrals and new customers.

We were incorporated in Colorado in 2008 as a successor to Gaiam Energy Tech, Inc. Gaiam, Inc. (“Gaiam”) founded Gaiam Energy Tech, Inc. as its solar division in 1999. In 2001, Gaiam Energy Tech, Inc. acquired Real Goods Trading Corporation in a merger. We operated essentially as a separate business (except for certain consolidated corporate functions) from 2001 to 2008, when operations were moved into our corporate entity, Real Goods Solar, Inc., upon its formation and shortly before its initial public offering. We acquired Marin Solar in November 2007, Carlson Solar in January 2008, Independent Energy Systems in August 2008, Regrid Power, Inc. in October 2008, Earth Friendly Energy Group Holdings LLC d/b/a Alteris Renewables, Inc. (“Alteris”) in June 2011, and Syndicated Solar, Inc. in August 2013.

Our executive offices are located at 833 W. South Boulder Road, Louisville, CO 80027-2452. Our telephone number is (303) 222-8300. Our website is www.realgoodssolar.com. The information on our website is not intended to be a part of this prospectus supplement or to constitute incorporation by reference of the information therein, and you should not rely on any of the information provided there in making your decision to invest in the Units. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

The Offering

Common Stock offered by us	shares

Warrants offered by us	Warrants to purchase up to shares of Common Stock at an exercise price of $ per share, will be exercisable upon the one year anniversary of the issuance and will expire five years from the date of issuance. The warrants will be issued in certificated form.

Warrant Shares	This prospectus supplement does not cover the shares of Common Stock issuable from time to time upon exercise of the warrants. We have agreed to file a registration statement covering the shares of Common Stock issuable upon the exercise of the warrants and to cause such registration statement to be declared effective prior to the time the warrants become exercisable and to remain effective through the earlier of (i) the expiration date of the warrants and (ii) the date on which all of the warrants shall have been exercised in full. If a registration statement covering the exercise of the warrants is not available, then we expect the warrants will be exercisable on a cashless basis.

Common Stock outstanding immediately prior to this offering	30,435,214 shares

Common Stock to be outstanding immediately after this offering	shares, or shares if the warrants offering in this offering are exercised in full

Use of proceeds	General corporate purposes. See “Use of Proceeds” on page S-20 of this prospectus supplement.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement, page 4 of the accompanying prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement, together with the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in our securities.

The NASDAQ Capital Market symbol	RSOL

The number of shares of our Common Stock to be outstanding immediately after this offering as shown above is based on 30,435,214 shares outstanding as of November 11, 2013, and exclude as of that date:

•	2,909,528 shares of our Common Stock issuable upon the exercise of options outstanding under our 2008 Long-Term Incentive Plan at a weighted average exercise price of $2.58 per share;

•	90,472 shares of our Common Stock available for future issuance under our 2008 Long-Term Incentive Plan; and

•	1,501,670 shares of our Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.75 per share.

Except as otherwise indicated, the number of shares of Common Stock presented in this prospectus supplement excludes the shares of Common Stock issuable upon exercise of the warrants being offered by us in this offering.

Recent Developments

On August 8, 2013, we and our wholly-owned subsidiary Real Goods Mercury, Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mercury Energy, Inc. (“Mercury”). Pursuant to the terms of the Merger Agreement, subject to the satisfaction of closing conditions described below, Merger Sub will be merged with and into Mercury (the “Merger”), with Mercury continuing as the surviving corporation and becoming our wholly-owned subsidiary.

Upon the consummation of the Merger (the “Effective Time”), we expect to issue 7,900,000 shares of our Common Stock, subject to adjustments based on the market price of the shares and the amount of Mercury’s working capital at closing, as the consideration for the acquisition of Mercury. Cash will be issued in lieu of fractional shares.

The number of shares issuable as merger consideration will be increased if the volume weighted average of the per share prices of our Common Stock on The NASDAQ Capital Market for the 20 consecutive trading days ending two days before the effective time of the Merger (the “Average Closing Price”) is less than $2.56, and will be decreased if the Average Closing Price is greater than $3.00. Further, if the amount of Mercury’s estimated working capital at closing is higher or lower than the approximately $9.3 million working capital target, the number of shares of our Common Stock paid at closing will be increased or decreased, subject to a post-closing true-up. Based on an Average Closing Price of $3.70, which is the Average Closing Price that would have been applicable had the effective time of the Merger occurred on November 8, 2013, we would issue 6,991,892 shares of our Common Stock in the Merger, subject to any applicable working capital adjustment.

Assuming that 7,246,376 shares of our Common Stock and the associated warrants are sold in this offering at a public offering price of $3.52, the last reported sale price of the Common Stock on November 8, 2013, based on the number of shares of our Common Stock outstanding on November 8, 2013 and the Average Closing Price of $3.70 per share on that date, it is expected that our shareholders immediately before this offering and the Merger will own approximately 68.1% of the combined company, former Mercury shareholders will own approximately 15.7% of the combined company and investors in this offering will own approximately 16.2% of the combined company.

In connection with the Merger, we and Mercury each will hold a special meeting of our respective shareholders. We expect that the Merger will close in the fourth quarter of 2013 or first quarter of 2014. The closing of the Merger is subject to certain conditions, including the approval of the shareholders of both Mercury and us. There can be no assurance that we will be able to successfully close the Merger.

Mercury, through its wholly-owned subsidiary, Mercury Solar Systems, Inc., is primarily engaged in the development, design and installation of solar energy systems for utility, commercial, and residential clients in New York, New Jersey, Massachusetts, Connecticut, Maryland and Pennsylvania. The solar energy systems are primarily photovoltaic systems for the production of electricity. These systems reduce a customer’s need for third party produced electricity. Mercury, including its predecessors, has designed, installed and provided related services to more than 2,400 solar customers.

Our board of directors believes that the Merger will provide strategic and financial benefits to our shareholders, including, among other things, positioning us as one of the largest U.S. solar installation companies measured by installed customers, creating a diversified combined company with significant scale and scope, growing our commercial division, and expanding our brand presence in the Northeastern market of the United States.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition, and/or results of operations could suffer. In that case, the trading price of our shares of Common Stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus supplement. Additional risks and uncertainties that Real Goods Solar does not presently know or that they currently deem immaterial may also have a material adverse effect on Real Goods Solar’s business.

Risk Factors Related to our Business and Industry

The reduction, elimination or expiration of government subsidies and economic incentives for solar energy systems could reduce the demand for Real Goods Solar’s products.

U.S. federal, state and local government bodies and utilities provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments and payments for renewable energy credits associated with renewable energy generation. These incentives enable us to lower the price we charge customers for energy and for our solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning. The federal government currently offers a 30% investment tax credit under Section 48(a)(3) of the Internal Revenue Code, or the Federal ITC, for the installation of certain solar power facilities until December 31, 2016. This credit is due to adjust to 10% in 2017. In addition, applicable authorities may adjust or decrease incentives from time to time or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives. The reduction, elimination or expiration of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of Real Goods Solar’s systems to its customers, resulting in a significant reduction in demand for its solar energy systems, which would negatively impact its business.

Real Goods Solar prepares and submits paperwork on behalf of customers to obtain applicable incentive payments and reimbursement and the failure to successfully do so may decrease Real Goods Solar’s revenue and profitability.

Real Goods Solar, in some instances, prepares and submits the necessary paperwork on behalf of its customers to obtain applicable incentive payments and reimbursements. The processing of such paperwork is generally subject to rigid and formal compliance procedures. In addition, such processing may be time consuming and add significant cost and administrative burden. Real Goods Solar may price its products assuming that it will be successful in obtaining available incentive payments and reimbursements. The can be no assurance that Real Goods Solar will be able to process necessary paperwork in a timely manner and successfully obtain all incentive payments and reimbursements available to itself or to its customers. If Real Goods Solar is unsuccessful in doing so, Real Goods Solar’s revenue and sales margin will be negatively impacted.

Adverse general economic conditions could have a material impact on Real Goods Solar’s business.

Adverse overall economic conditions that impact consumer spending could impact Real Goods Solar’s results of operations. Future economic conditions affecting disposable income such as employment levels, consumer confidence, credit availability, spending on housing, business conditions, stock market volatility, weather conditions, acts of terrorism, threats of war, and interest and tax rates could reduce consumer spending or cause consumers to shift their spending away from Real Goods Solar’s products. While many economic indicators have improved recently, activity in many areas of the general U.S. economy remain sluggish. If the economic conditions continue to be adverse or worsen, Real Goods Solar may experience material adverse impacts on its business, operating results and financial condition. Such impacts may increase Real Goods Solar’s cost of funding and limited its access to some of its traditional sources of liquidity, including both secured and unsecured borrowings. Increases in funding costs and limitations on its access to liquidity could have a negative impact on Real Goods Solar’s earnings and its ability to drive its growth strategies. In addition, the deteriorating general economic conditions in the United States have caused a drop in consumer spending in general, and discretionary spending in particular. These dynamics may also adversely impact the solar sector.

Real Goods Solar’s business prospects could be harmed if solar energy is not widely adopted or sufficient demand for solar energy systems does not develop or takes longer to develop than we anticipate.

The solar energy market is at a relatively early stage of development. The extent to which solar energy will be widely adopted and the extent to which demand for solar energy systems will increase are uncertain. If solar energy does not achieve widespread adoption or demand for solar energy systems fails to develop sufficiently, Real Goods Solar may be unable to grow its business at the rate it desires. In addition, demand for solar energy systems in Real Goods Solar’s targeted markets may not develop or may develop to a lesser extent or more slowly than Real Goods Solar anticipates. Many factors may affect the demand for solar energy systems, including the following:

•	availability of government and utility company subsidies and incentives to support the development of the solar energy industry;

•	fluctuations in economic and market conditions that affect the viability and cost of conventional and non-solar renewable energy sources, such as changes in the price of oil and other fossil fuels;

•	cost-effectiveness (including the cost of solar panels), performance and reliability of solar energy systems compared with conventional and other non-solar renewable energy sources and products;

•	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated solar and biomass;

•	availability of financing with economically attractive terms;

•	fluctuations in expenditures by purchasers of solar energy systems, which tend to decrease in slower economic environments and periods of rising interest rates and tighter credit; and

•	deregulation of the electric power industry and the broader energy industry.

A drop in the retail price of conventional energy or non-solar renewable energy sources may negatively impact Real Goods Solar’s business.

The demand for Real Goods Solar’s solar energy systems depends in part on the price of conventional energy, which affects return on investment resulting from the purchase of solar energy systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar renewable energy sources could cause the demand for solar energy systems to decline, which would have a negative impact on Real Goods Solar’s business. Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the installation of solar energy systems, which may significantly reduce demand for Real Goods Solar’s solar energy systems.

The installation of solar energy systems is subject to oversight and regulation under local ordinances; building, zoning and fire codes; environmental protection regulation; utility interconnection requirements for metering; and other rules and regulations. Real Goods Solar attempts to keep up-to-date about these requirements on a national, state and local level and must design and install its solar energy systems to comply with varying standards. Certain jurisdictions may have ordinances that prevent or increase the cost of installation of Real Goods Solar’s solar energy systems. In addition, new government regulations or utility policies pertaining to the installation of solar energy systems are unpredictable and may result in significant additional expenses or delays, which could cause a significant reduction in demand for solar energy systems.

For some of Real Goods Solar’s projects, Real Goods Solar recognizes revenue on system installations on a percentage-of-completion basis and payments are due upon the achievement of contractual milestones, and any delay or cancellation of a project could adversely affect its business.

For some of Real Goods Solar’s projects, Real Goods Solar recognizes revenue on a percentage-of-completion basis and, as a result, its revenue from these installations is driven by the performance of its contractual obligations. The time it takes to execute Real Goods Solar’s contractual obligations may impact the amount of revenue recognized in a particular period. Timelines can be adversely impacted by weather, governmental agencies, utilities and customer requirements. In addition, certain customer contracts may include payment milestones due at specified points during a project. Although Real Goods Solar generally requires payment terms that provide for positive cash flow, delays in project execution or customer payments could adversely affect Real Goods Solar’s business and cash flows.

Existing regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation and changes to these regulations and policies may deter the purchase and use of solar energy systems and negatively impact development of the solar energy industry.

The market for solar energy systems is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. For example, metering caps currently exist in certain jurisdictions, which limit the aggregate amount of power that may be sold by solar power generators into the electric grid. These regulations and policies have been modified in the past and may be modified in the future in ways that could deter purchases of solar energy systems and investment in the research and development of solar energy technology. Without a mandated regulatory exception for solar energy systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. Such fees could increase the cost to Real Goods Solar’s customers of using solar energy systems and make them less desirable, thereby harming Real Goods Solar’s business, operating results and financial condition. In addition, electricity generated by solar energy systems competes primarily with expensive peak hour electricity rates rather than with the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require solar energy systems to achieve lower prices in order to compete with the price of utility generated electricity.

Real Goods Solar’s inability to respond to changing technologies and issues presented by new technologies could harm its business.

The solar energy industry is subject to technological change. If Real Goods Solar relies on products and technologies that are not attractive to customers, or if it is unable to respond appropriately to changing technologies and changes in product function and quality, it may not be successful in capturing or retaining a significant market share. In addition, any new technologies utilized in its solar energy systems may not perform as expected or as desired, in which event Real Goods Solar’s adoption of such products or technologies may harm its business.

Real Goods Solar derives the majority of its revenue from Real Goods Solar’s solar energy integration services from sales in West Coast and Northeast states.

Real Goods Solar currently derives the majority of its revenue from solar energy integration services from projects in fewer than 15 states located on the West Coast and in the Northeast. This geographic concentration exposes Real Goods Solar to increased risks associated with the growth rates, government regulations, economic conditions, and other factors that may be specific to those states to which Real Goods Solar would be less subject if Real Goods Solar were more geographically diversified. The growth of Real Goods Solar’s business will require it to expand its operations in existing markets and to commence operations in other states. Any geographic expansion efforts that it may make may not be successful, which would limit its growth opportunities.

Real Goods Solar’s success may depend in part on its ability to continue to make successful acquisitions.

As part of Real Goods Solar’s business strategy, Real Goods Solar may expand its operations through strategic acquisitions in its current markets and in new geographic markets. Real Goods Solar acquired several businesses over the last few years. Real Goods Solar cannot accurately predict the timing, size and success of its acquisition efforts. Real Goods Solar’s acquisition strategy involves significant risks, including the following:

•	limitations on Real Goods Solar’s cash available for acquisitions;

•	market prices of Common Stock, to the extent Real Goods Solar elects to use stock as all or part of the consideration for acquisitions;

•	Real Goods Solar’s ability to identify suitable acquisition candidates at acceptable prices;

•	Real Goods Solar’s ability to complete successfully the acquisitions of candidates that Real Goods Solar identifies;

•	Real Goods Solar’s ability to compete effectively for available acquisition opportunities;

•	increases in asking prices by acquisition candidates to levels beyond Real Goods Solar’s financial capability or to levels that would not result in the returns required by its acquisition criteria;

•	diversion of management’s attention to expansion efforts;

•	unanticipated costs and contingent liabilities associated with acquisitions;

•	failure of acquired businesses to achieve expected results;

•	Real Goods Solar’s failure to retain key customers or personnel of acquired businesses; and

•	difficulties entering markets in which Real Goods Solar has no or limited experience.

These risks, as well as other circumstances that often accompany expansion through acquisitions, could inhibit Real Goods Solar’s growth and negatively impact its operating results. In addition, the size, timing and success of any future acquisitions may cause substantial fluctuations in Real Goods Solar’s operating results from quarter to quarter. Consequently, Real Goods Solar’s operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of Common Stock.

There is no assurance when or even if the Mercury Merger will be completed. Failure to obtain required approvals necessary to satisfy closing conditions may delay or prevent completion of the Merger.

Real Goods Solar has entered into the Merger Agreement to acquire Mercury. Completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including the requisite approvals by the respective shareholders of Real Goods Solar and Mercury. There can be no assurance that Real Goods Solar or Mercury will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. If the Merger is not completed, Real Goods Solar will need to consider other strategic alternatives to grow and diversify its business to enhance stockholder value.

Mercury is a private company and may not have in place the internal controls over financial reporting that are required of a publicly traded company.

As a privately owned company, Mercury has not had to put in place the internal controls over financial reporting that is required of publicly traded companies in the United States. Significant effort and expense may be required to put in place a system of internal controls over financial reporting that will satisfy the requirements of the Sarbanes-Oxley Act of 2002. Until such a system is put in place, there is a risk that errors and misstatements may occur that affect the reliability and accuracy of Mercury’s, and therefore, Real Goods Solar’s, financial statements, including the Mercury financial statements incorporated by reference into this prospectus supplement. Mercury’s internal audit and reporting systems may not be effective in the future, which could increase the risk that it or Real Goods Solar would become subject to regulatory action or litigation or other developments that could adversely affect Real Goods Solar. Mercury’s ability to comply with applicable laws, rules and regulations is largely dependent on its establishment and maintenance of internal audit and reporting systems, as well as on its ability to attract and retain qualified management, and accounting and actuarial personnel to further develop its internal accounting function and control policies. If Real Goods Solar fails to effectively establish and maintain such reporting and accounting systems at Mercury or fails to attract and retain personnel who are capable of designing and operating such systems, these failures will increase the likelihood that Mercury or Real Goods Solar will become subject to legal and regulatory infractions, including civil litigation and investigations by regulatory agencies including the SEC.

Real Goods Solar’s failure to integrate the operations of Mercury and other acquired businesses successfully into its operations or to manage its anticipated growth effectively could materially and adversely affect its business and operating results.

Real Goods Solar must integrate the operations of Mercury and other acquired businesses into its operations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that leverage Real Goods Solar’s revenue and growth opportunities. The integration of the management, operations, and facilities of acquired businesses with Real Goods Solar’s own could involve difficulties, which could adversely affect its growth rate and operating results. Real Goods Solar may be unable to complete effectively the integration of the management, operations, facilities, and accounting and information systems of acquired businesses with its own; to manage efficiently the combined operations of the acquired businesses with its operations; to achieve its operating, growth and performance goals for acquired businesses; to achieve additional revenue as a result of its expanded operations; or to achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies. Real Goods Solar’s rate of growth and operating performance may suffer if Real Goods Solar fails to manage acquired businesses profitably without substantial additional costs or operational problems or to implement effectively combined growth and operating strategies.

Real Goods Solar may require significant additional funds, the amount of which will depend upon its working capital and general corporate needs and the size, timing and structure of future acquisitions.

Real Goods Solar’s operations may not generate sufficient cash to enable Real Goods Solar to operate or expand its business and adequate financing may not be available if and when Real Goods Solar needs it or may not be available on terms acceptable to Real Goods Solar. Any borrowings made to finance future acquisitions or for operations could make Real Goods Solar more vulnerable to a downturn in its operating results, a downturn in economic conditions or increases in interest rates on future borrowings. If Real Goods Solar’s cash flow from operations is insufficient to meet its debt service requirements, Real Goods Solar could be required to sell additional equity securities, refinance its obligations or dispose of assets in order to meet its debt service requirements. In addition, its operations may not generate sufficient cash for its acquisition plans. The extent to which Real Goods Solar would be able or willing to use its equity to consummate future acquisitions will depend on the market price of its equity from time to time and the willingness of potential sellers to accept its equity as full or partial payment. Using Real Goods Solar’s equity for this purpose also may result in significant dilution to its shareholders. To the extent that Real Goods Solar is unable to use its equity to make future acquisitions, its ability to grow through acquisitions may be limited by the extent to which it is able to raise capital for this purpose through debt or equity financings. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on its business, financial condition, operating results and growth prospects.

Real Goods Solar’s present indebtedness and projected future borrowings could adversely affect its financial health; future cash flows may not be sufficient to meet its obligations and Real Goods Solar may have difficulty obtaining additional financing; and Real Goods Solar may experience adverse effects of interest rate fluctuations.

As of November 11, 2013, Real Goods Solar had indebtedness of approximately $6.35 million. The indebtedness consisted of:

•	a revolving line of credit from Silicon Valley Bank of up to $6.5 million, with a maturity date of September 29, 2014, with $1.5 million drawn as of November 11, 2013;

•	a term loan from Silicon Valley Bank of $2 million, with a maturity date of September 29, 2014;

•	loans in an aggregate amount of $3.15 million from Riverside Renewable Energy Investment LLC (“Riverside”) under the terms of the Shareholders Agreement entered into in connection with the Alteris merger, with maturity dates of September 3, 2014 for $3.0 million and October 29, 2014 for $150,000;

•	an additional loan of $1.0 million from Riverside, pursuant to the loan commitment entered into on November 13, 2012, for its general working capital needs. The maturity date for the loan is April 26, 2014; and

•	capital lease obligations and miscellaneous debt financing of $600,000 with various maturity dates.

There can be no assurance in the future whether Real Goods Solar will generate sufficient cash flow from operations or through asset sales to meet its long-term debt service obligations. Real Goods Solar’s present indebtedness and projected future borrowings could have important adverse consequences to Real Goods Solar, such as:

•	making it more difficult for Real Goods Solar to satisfy its obligations with respect to its existing indebtedness;

•	limiting Real Goods Solar’s ability to obtain additional financing without restructuring the covenants in its existing indebtedness to permit the incurrence of such financing;

•	requiring a substantial portion of its cash flow to be used for payments on the debt and related interest, thereby reducing its ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting Real Goods Solar’s ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect its financial condition;

•	causing Real Goods Solar to incur higher interest expense in the event of increases in interest rates on its borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limiting Real Goods Solar’s ability to make investments, dispose of assets, pay cash dividends or repurchase stock;

•	increasing Real Goods Solar’s vulnerability to downturns in its business, its industry or the general economy and restricting Real Goods Solar from making improvements or acquisitions or exploring business opportunities;

•	placing Real Goods Solar at a competitive disadvantage to competitors with less debt or greater resources; and

•	subjecting Real Goods Solar to financial and other restrictive covenants in its indebtedness, the non-compliance with which could result in an event of default.

As illustrated above, during 2014, any indebtedness outstanding under the Silicon Valley Bank revolving line of credit and term loan will become due and payable. Real Goods Solar cannot assure that its business will generate sufficient cash flow from operations or that future borrowings will be available to Real Goods Solar under existing or new sources of credit in amounts sufficient to enable Real Goods Solar to pay its indebtedness or to fund its other liquidity needs. In addition, if Real Goods Solar consummates significant acquisitions in the future, its cash requirements and its debt service requirements may increase significantly.

If Real Goods Solar fails to generate sufficient cash flow or otherwise obtain capital to meet its debt service obligations, it may need to refinance all or a portion of its debt on or before maturity. Real Goods Solar cannot assure you that it will be able to refinance any of its debt on attractive terms, commercially reasonable terms or at all. Real Goods Solar’s future operating performance and its ability to service, extend or refinance its indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond its control. Real Goods Solar’s failure to meet its debt service obligations or pay its indebtedness when it comes due may cause Real Goods Solar to become insolvent, which would cast doubt on its ability to continue as a going concern.

Real Goods Solar’s indebtedness imposes restrictive covenants on Real Goods Solar.

Real Goods Solar’s indebtedness imposes various customary covenants on Real Goods Solar and its subsidiaries. The restrictions that are imposed under these debt instruments include, among other obligations, limitations on Real Goods Solar’s and its subsidiaries’ ability to:

•	sell assets;

•	change its business, management or ownership;

•	engage in any merger, acquisition or consolidation transactions;

•	incur additional debt;

•	make dividends or distributions and repurchase stock;

•	make investments;

•	enter into certain transactions with affiliates; and

•	make payments on or amend any subordinated obligations

Real Goods Solar’s ability to comply with the covenants imposed by the terms of Real Goods Solar’s indebtedness may be affected by general economic conditions, industry conditions, and other events beyond its control. As a result, Real Goods Solar cannot assure you that Real Goods Solar will be able to comply with these covenants. Real Goods Solar’s failure to comply with such covenants, including failure to comply as a result of events beyond its control, could result in an event of default, which could materially and adversely affect its operating results and its financial condition.

If there were an event of default under Real Goods Solar’s indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under Real Goods Solar’s other debt instruments. Real Goods Solar cannot assure you that its assets or cash flow would be sufficient to repay borrowings under its outstanding debt instruments if accelerated upon an event of default, or that Real Goods Solar would be able to repay, refinance or restructure the payments on any of those debt instruments.

Real Goods Solar’s operations are largely dependent on the skill and experience of its management and key personnel. The loss of management and other key personnel or Real Goods Solar’s inability to hire additional personnel could significantly harm its business and its ability to expand, and Real Goods Solar may not be able to effectively replace members of management who have left Real Goods Solar.

Real Goods Solar’s continued success and its ability to maintain its competitive position is largely dependent upon, among other things, the efforts and skills of its senior executives and management team. Real Goods Solar cannot guarantee that these individuals will remain with Real Goods Solar. If Real Goods Solar loses the services of any members of its management team or other key personnel, its business may be significantly impaired. Real Goods Solar cannot assure you that it will be able to retain its existing senior executive and management personnel or attract additional qualified senior executive and management personnel.

The loss of or failure to hire additional personnel could materially and adversely affect Real Goods Solar’s business, operating results and its ability to expand.

Further, the expansion of Real Goods Solar’s business could place a significant strain on its managerial, financial and personnel resources. To reach its goals, Real Goods Solar must successfully recruit, train, motivate and retain additional employees, including management and technical personnel, integrate new employees into its overall operations and enhance its financial and accounting systems, controls and reporting systems. While Real Goods Solar believes it has personnel sufficient for the current requirements of its business, expansion of its business could require Real Goods Solar to employ additional personnel. The loss of personnel or Real Goods Solar’s failure to hire additional personnel could materially and adversely affect its business, operating results and its ability to expand.

Real Goods Solar’s success depends, in part, on the value of its Real Goods Solar brand.

Real Goods Solar depends on the name recognition of its Real Goods Solar brand in its marketing efforts. Maintaining and building recognition of its brand are important to expanding its customer base. If the value of Real Goods Solar’s brand were adversely affected, its ability to attract customers would be negatively impacted and its growth could be impaired.

Real Goods Solar’s failure to protect its brands may undermine its competitive position and litigation to protect its brands or defend against third-party allegations of infringement may be costly.

Real Goods Solar believes that it is important for its business to achieve brand recognition. Real Goods Solar relies primarily on tradenames to achieve this. Third parties may infringe or misappropriate its trademarks, trade names, and other intellectual property rights, which could have a material adverse effect on its business, financial condition, or operating results. In addition, policing unauthorized use of its trademarks, trade names, and other intellectual property can be difficult and expensive. Litigation may be necessary to enforce its intellectual property rights or determine the validity and scope of the proprietary rights of others. Real Goods Solar cannot give assurances that the outcome of such potential litigation will be in its favor. Such litigation may be costly and may divert management attention as well as expend its other resources away from its business. An adverse determination in any such litigation will impair its intellectual property rights and may harm its business, prospects, and reputation.

From time to time, Real Goods Solar is subject to litigation which, if adversely determined, could cause it to incur substantial losses.

From time to time during the normal course of operating its businesses, Real Goods Solar is subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under its insurance policies, or its insurance carriers may seek to deny coverage. As a result, Real Goods Solar might also be required to incur significant legal fees, which may have a material adverse effect on its financial position. In addition, because Real Goods Solar cannot accurately predict the outcome of any action, it is possible that, as a result of current and/or future litigation, Real Goods Solar will be subject to adverse judgments or settlements that could significantly reduce its earnings or result in losses.

Real Goods Solar depends upon a limited number of suppliers for the components used in its solar energy systems and its inability to purchase components would adversely affect its results of operations.

Real Goods Solar relies on third-party suppliers for components used in its solar energy systems. The failure of its suppliers to supply Real Goods Solar with components in a timely manner or on commercially reasonable terms could result in lost orders, delay its project schedules and harm its operating results and business expansion efforts. Real Goods Solar’s orders with certain of its suppliers may represent a very small portion of their total business. As a result, these suppliers may not give priority to Real Goods Solar’s business, leading to potential delays in or cancellation of its orders. If any of Real Goods Solar’s suppliers were to fail to supply its needs on a timely basis or to cease providing it key components it uses, Real Goods Solar would be required to secure alternative sources of supply. Real Goods Solar may have difficulty securing alternative sources of supply in a timely manner and on commercially reasonable terms. If this were to occur, Real Goods Solar’s business would be harmed.

Although currently there is no shortage of supplies for solar energy systems, from time to time in the past, shortages have occurred and have impacted companies such as Real Goods Solar. Shortages in the supply of silicon or supply chain issues could adversely affect the availability and cost of the solar photovoltaic modules used in its solar energy systems.

Shortages of silicon, inverters or supply chain issues could adversely affect the availability and cost of the solar photovoltaic modules and other components Real Goods Solar uses in its solar energy systems. Manufacturers of solar photovoltaic modules depend upon the availability and pricing of silicon, one of the primary materials used in the manufacture of solar photovoltaic modules. The worldwide market for silicon from time to time experiences a shortage of supply, primarily because of demand for silicon by the semiconductor industry. Shortages of silicon cause the prices for solar photovoltaic modules to increase and supplies to become difficult to obtain. While Real Goods Solar has been able to obtain sufficient supplies of solar photovoltaic modules, inverters and other components to satisfy its needs to date, this may not be the case in the future. Future increases in the price of silicon or other materials and components could result in an increase in costs to Real Goods Solar, price increases to its customers or reduced margins.

Real Goods Solar installs solar energy systems, and many factors could prevent it from completing installations as planned, including the escalation of construction costs beyond increments anticipated in its installation budgets.

Solar installations have certain inherent risks, including the risks of fire, structural collapse, human error and electrical and mechanical malfunction. In addition, its projects entail additional risks related to structural heights. Real Goods Solar’s installation projects also entail significant risks, including:

•	shortages of materials;

•	shortages of skilled labor;

•	unforeseen installation scheduling, engineering, excavation, environmental or geological problems;

•	natural disasters, hurricanes, weather interference, fires, earthquakes or other casualty losses or delays;

•	unanticipated cost increases or delays in completing the projects;

•	delays in obtaining or inability to obtain or maintain necessary licenses or permits;

•	changes to plans or specifications;

•	performance by subcontractors;

•	disputes with subcontractors; and

•	increases in the cost of solar panels, inverters and other components used in its installations, higher labor and construction costs and other factors, may cause price increases beyond those anticipated in the budgets for its construction and installation projects.

Real Goods Solar’s installation projects expose Real Goods Solar to risks of cost overruns due to typical uncertainties associated with any project or changes in the designs, plans or concepts of such projects. For these and other reasons, installation costs may exceed the estimated cost of completions.

Because the solar energy system installation market is highly competitive and has low barriers to entry, Real Goods Solar may face the loss of market share or reduced margins.

The solar energy system installation market is highly competitive and fragmented with low barriers to entry. Real Goods Solar currently competes with a large number of relatively small installers and integrators, some of which do not have extensive industry experience and may lack adequate systems and capital, but some of which benefit from operating efficiencies or from having lower overhead, which enables them to offer lower prices. As the solar energy industry expands and industry consolidation occurs, Real Goods Solar will also more and more encounter competition from larger companies, some of which may have greater financial, technical and marketing resources and greater name recognition than Real Goods Solar does.

Real Goods Solar believes that its ability to compete depends in part on a number of factors outside of its control, including the following:

•	the ownership by competitors of proprietary tools to customize solar energy systems to the needs of particular customers;

•	the availability of proprietary solar financing solutions;

•	the price at which competitors offer comparable products;

•	marketing efforts undertaken by Real Goods Solar’s competitors;

•	the extent of Real Goods Solar’s competitors’ responsiveness to customer needs; and

•	integrator technologies.

Competition in the solar energy system installation market may increase in the future as a result of low barriers to entry. Increased industry competition could result in reductions in price, margins, and market share and in greater competition for qualified personnel. Real Goods Solar’s business and operating results would be adversely affected if Real Goods Solar is unable to compete effectively.

An increase in pricing structures of Real Goods Solar’s third party financing partners could reduce demand for its services and products.

Many of Real Goods Solar’s customers depend on third party lease financing to fund the initial capital expenditure required to purchase Real Goods Solar’s solar energy systems. Third-party financing sources for solar energy systems are currently limited, and due to the limited sources, they have significant leverage and control over the terms and pricing for their financing products. If Real Goods Solar’s financing partners increase their pricing structure, its customers’ cost of purchasing its solar energy systems will increase and Real Goods Solar may experience decreased demand for its products and services, resulting in reduced revenue. In the alternative, if Real Goods Solar elects to absorb any financing price increase by lowering the price of its products and services to keep the total cost to its customers constant, its revenue will decrease and Real Goods Solar will experience lower profit margins. An increase in the pricing structures of its third party financing partners likely will have a negative effect on its results of operations.

Real Goods Solar’s failure to meet customer expectations in the performance of its services, and the risks and liabilities associated with placing its employees and technicians in its customers’ homes and businesses could give rise to claims against Real Goods Solar.

Real Goods Solar’s failure or inability to meet customer expectations in the performance of its services could damage its reputation or result in claims against Real Goods Solar. In addition, Real Goods Solar is subject to various risks and liabilities associated with its employees and technicians providing installation services in the homes and businesses of its customers, including possible claims of errors and omissions, harassment, theft of customer property, criminal activity and other claims.

Product liability claims against Real Goods Solar could result in adverse publicity and potentially significant monetary damages.

As a seller of consumer products, Real Goods Solar may face product liability claims in the event that use of its solar energy systems results in injuries. Because solar energy systems produce electricity, it is possible that its products could result in injury, whether by product malfunctions, defects, improper installation or other causes. If such injuries or claims of injuries were to occur, Real Goods Solar could incur monetary damages and its business could be adversely affected by any resulting negative publicity. The successful assertion of product liability claims against Real Goods Solar also could result in potentially significant monetary damages and, if its insurance protection is inadequate to cover these claims, could require it to make significant payments from its own resources.

Real Goods Solar may be subject to unexpected warranty expenses or service claims that could reduce its profits.

As a result of the length of the warranty periods Real Goods Solar provides both in workmanship and, in certain cases, in energy production, it bears the risk of warranty claims long after it has completed the installation of a solar energy system. Real Goods Solar’s current standard warranty for its installation services includes a 10-year warranty period for defects in material and workmanship. In addition, most manufacturers of solar photovoltaic modules offer a 25-year warranty period for declines in power performance. Although Real Goods Solar maintains a warranty reserve for potential warranty or service claims and it has not had material warranty claims in the past, claims in excess of its reserve could adversely affect its operating results. Real Goods Solar’s failure to predict accurately future warranty claims could result in unexpected volatility in its financial condition.

An increase in interest rates or tight credit markets could make it difficult for customers to finance the cost of solar energy systems and could reduce demand for Real Goods Solar’s services and products.

Some of Real Goods Solar’s prospective customers may depend on debt financing, such as home equity loans, or leasing to fund the initial capital expenditure required to purchase a solar energy system. Third-party financing sources specifically for solar energy systems are currently limited. The lack of financing sources, limitations on available credit or an increase in interest rates could make it difficult or more costly for Real Goods Solar’s potential customers to secure the financing necessary to purchase a solar energy system on favorable terms, or at all, thus lowering demand for Real Goods Solar’s services and products and negatively impacting its business.

Real Goods Solar must meet The NASDAQ Capital Market continued listing requirements or it risks delisting, which may decrease its stock price and make it harder for Real Goods Solar’s shareholders to trade its stock.

Common Stock is currently listed for trading on The NASDAQ Capital Market. Real Goods Solar must continue to satisfy NASDAQ’s continued listing requirements or risk delisting of its securities. Delisting would have an adverse effect on the price of Common Stock and likely also on its business. During 2012, Real Goods Solar received four different notices from NASDAQ that Real Goods Solar was not in compliance with certain NASDAQ rules. As of February 21, 2013, Real Goods Solar had regained compliance with all applicable NASDAQ rules. There can be no assurance that Real Goods Solar will remain in compliance with the continued listing requirements for The NASDAQ Capital Market, or that Common Stock will not be delisted from The NASDAQ Capital Market in the future. If Common Stock is delisted from NASDAQ, it may trade on the over-the-counter market, which may be a less liquid market. In such case, its shareholders’ ability to trade, or obtain quotations of the market value of, shares of its Common Stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for its securities.

In the event the make-up of Real Goods Solar’s board of directors or audit committee were not, or are not in the future, in compliance with the SEC and NASDAQ independence requirements, Real Goods Solar faces a number of risks that could materially and adversely affect its shareholders and its business.

The SEC rules and The NASDAQ Capital Market’s continued listing requirements require, among other things, that a majority of the members of its board of directors are independent and that its audit committee consists entirely of independent directors. In the event that Real Goods Solar does not remain in compliance with these requirements, its executive officers could establish policies and enter into transactions without the requisite independent review and approval. This could present the potential for a conflict of interest between Real Goods Solar and its shareholders generally and its executive officers, shareholders, or directors.

Further, Real Goods Solar’s failure to comply with these requirements may limit the quality of the decisions that are made by Real Goods Solar’s board of directors and audit committee, increasing the risk of material misstatements or omissions caused by errors or fraud with respect to its financial statements or other disclosures that may occur and not be detected in a timely manner or at all, or the payment of inappropriate levels of compensation to its executive officers. In the event that there are deficiencies or weaknesses in its internal control over financial reporting, Real Goods Solar may misreport its financial results or lose significant amounts due to misstatements caused by errors or fraud. Finally, if the composition of its board of directors or audit committee fails to meet NASDAQ’s independence requirements in the future, its Common Stock will be delisted from The NASDAQ Capital Market.

Risk Factors Related to Real Goods Solar’s Securities

The market price of the Common Stock may be volatile, which could result in substantial losses for investors.

The market price of the Common Stock may be volatile and could fluctuate widely in response to various factors, many of which are beyond Real Goods Solar’s control, including the following:

•	actual or anticipated changes in Real Goods Solar’s operating results;

•	regulatory, legislative or other developments affecting Real Goods Solar or the solar energy industry generally;

•	changes in expectations relating to Real Goods Solar’s services and products, plans and strategic position or those of its competitors or customers;

•	market conditions and trends within the solar energy industry;

•	acquisitions or strategic alliances by Real Goods Solar or by its competitors;

•	litigation involving Real Goods Solar, its industry or both;

•	introductions of new technological innovations, services, products or pricing policies by Real Goods Solar or by its competitors;

•	the gain or loss of significant customers;

•	recruitment or departure of key personnel;

•	Real Goods Solar’s ability to execute its business plan;

•	volume and timing of customer orders;

•	price and volume fluctuations in the overall stock market from time to time;

•	changes in investor perception;

•	the level and quality of any research analyst coverage of Common Stock;

•	changes in earnings estimates or investment recommendations by analysts;

•	the financial guidance Real Goods Solar may provide to the public, any changes in such guidance or its failure to meet such guidance;

•	trading volume of the Common Stock or the sale of such stock by Riverside or its management team or directors;

•	Real Goods Solar’s issuance of additional shares of Common Stock or securities convertible into or exercisable for Common Stock; and

•	economic and other external factors that impact purchasing decisions of Real Goods Solar’s potential customers.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies and industries. These fluctuations may include a so-called “bubble market” in which investors temporarily raise the price of the stocks of companies in certain industries, such as the renewable energy industry, to unsustainable levels. These market fluctuations may significantly affect the market price of the Common Stock.

The application of the “penny stock” rules could adversely affect the market price of the Common Stock and increase the transaction costs to sell those shares.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Because the last reported trade of the Common Stock on The NASDAQ Capital Market was at a price below $5.00 per share, our Common Stock is currently considered a penny stock. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell Common Stock and may affect the ability of investors to sell their shares, until the Common Stock no longer is considered a penny stock.

Real Goods Solar does not expect to pay any cash dividends on its Common Stock for the foreseeable future.

Real Goods Solar does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. Accordingly, shareholders would have to sell some or all of their stock in order to generate cash flow from their investment. Any determination to pay dividends in the future on the Common Stock will be made at the discretion of Real Goods Solar’s board of directors and will depend on its results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, capital requirements and other factors that its board of directors deems relevant.

Securities analysts may not indicate coverage or continue to cover the Common Stock, and this may have a negative impact on the Common Stock’s market price.

The trading market for the Common Stock depends, in part, on the research and reports that securities analysts publish about Real Goods Solar and its business. Real Goods Solar does not have any control over these analysts. Currently, no analyst firm is covering Real Goods Solar. If securities analysts do not cover the Common Stock, the lack of research coverage may adversely affect its market price. If Real Goods Solar is covered by securities analysts, and its stock is downgraded, its stock price would likely decline. If analysts cease to cover Real Goods Solar or fails to publish regular reports on Real Goods Solar, it could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

Ownership could be diluted by future issuances of Real Goods Solar’s stock, options, warrants or other securities.

Ownership of Real Goods Solar’s securities may be diluted by future issuances of capital stock or the exercise of outstanding or to be issued options, warrants or convertible notes to purchase capital stock, including the warrants issued in this offering. In particular, Real Goods Solar may sell securities in the future in order to finance operations, expansions, or particular projects or expenditures. Such issuances would have a significant dilutive effect. For example, on June 3, 2013, Real Goods Solar closed a private placement of securities and issued 3,366,974 shares of Common Stock and warrants to purchase 1,683,488 shares of Common Stock for an aggregate purchase price of approximately $9.3 million (approximately $8.4 million, net of associated offering costs) and such private placement diluted existing Real Goods Solar’s shareholders. Additionally, as described above under “Prospectus Supplement Summary — Recent Developments,” the consummation of the Merger with Mercury will dilute the ownership position of the current Real Goods Solar’s shareholders. Further, derivative securities, such as warrants, currently outstanding or issued in the future may contain anti-dilution protection provisions, which, if triggered, could require Real Goods Solar to issue a larger number of the security underlying such derivative security than the face amount. For example, the warrants Real Goods Solar issued in the June 3, 2013 private placement provide that, among other things, if Real Goods Solar issues or sells, or is deemed to have issued and sold, shares of Common Stock for a consideration per share less than a price equal to the exercise price of the warrants (currently $2,75), after taking into account the Black Scholes and fair market values of the warrants and such anti-dilution protection rights, the exercise price of the warrants will be reduced and the number of shares of Common Stock issuable upon exercise of the warrants will be increased, based on the formula and on the terms set forth in the warrants.

There is a limited public trading market for the Common Stock.

The Common Stock is currently traded on The NASDAQ Capital Market under the trading symbol “RSOL.” There is a limited public trading market for the Common Stock. Without an active trading market, there can be no assurance of any liquidity or resale value of the Common Stock, and shareholders may be required to hold shares of the Common Stock for an indefinite period of time.

Real Goods Solar’s business is subject to reporting requirements that continue to evolve and change, which could continue to require significant compliance effort and resources.

Because the Common Stock is publicly traded, Real Goods Solar is subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NASDAQ, periodically issue new requirements and regulations and legislative bodies also review and revise applicable laws such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As interpretation and implementation of these laws and rules and promulgation of new regulations continues, Real Goods Solar will continue to be required to commit significant financial and managerial resources and incur additional expenses.

Risk Factors Related to Real Goods Solar’s Relationship with Riverside and Gaiam

Riverside has influence over Real Goods Solar and its interests may conflict with or differ from interests of other shareholders.

Riverside holds approximately 25.8% of the currently outstanding shares of Common Stock. Riverside’s ownership may increase, stay the same or decrease depending on the amount of shares of Common Stock Real Goods Solar issues in the future. Further, pursuant to the terms of the Shareholders Agreement entered into in connection with the closing of the Alteris merger, Riverside currently has the right to designate two individuals for appointment or nomination to Real Goods Solar’s board of directors. Because of Riverside’s voting rights and ability to designate individuals for appointment or nomination to Real Goods Solar’s board of directors, Riverside will be able to exert influence over Real Goods Solar and matters requiring approval by Real Goods Solar’s shareholders, including the election of directors, increasing its authorized capital stock, financing activities, a merger or sale of its assets and the number of shares authorized for issuance under Real Goods Solar’s 2008 Long-Term Incentive Plan. Accordingly, shares of Common Stock may be worth less than they would be if Riverside did not maintain voting significance over Real Goods Solar.

Riverside is not prohibited from selling a significant interest in Real Goods Solar to a third party and may do so without shareholder approval and without providing for a purchase of other shares of Common Stock.

Real Goods Solar’s historical financial information as a business conducted by Gaiam may not be representative of its results as an independent public company.

Real Goods Solar’s historical financial information for periods when Gaiam controlled Real Goods Solar does not reflect what its financial position, operating results or cash flows would have been had it been an independent entity during the historical periods presented. The historical costs and expenses reflected in its consolidated financial statements include amounts for certain corporate functions historically provided by Gaiam, including costs of fulfillment, systems, finance and other administrative services, and income taxes. These expense allocations were developed on the basis of what Real Goods Solar and Gaiam considered to be reasonable prices for the utilization of services provided or the benefits received by Real Goods Solar. The historical financial information in Real Goods Solar’s audited and unaudited consolidated financial statements may not be indicative of what Real Goods Solar’s results of operations, financial position, changes in equity and cash flows would have been had it been a separate stand-alone entity during the periods presented or will be in the future. Real Goods Solar has not made adjustments to reflect many significant changes that occurred in its cost structure, funding and operations as a result of its separation from Gaiam, including changes in its employee base, changes in its tax structure, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company, such as audit fees, directors and officers insurance costs and compliance costs.

Possible future sales of shares by Riverside could adversely affect the market price of Common Stock, even if its business is doing well.

Riverside may sell any or all of the shares of Common Stock owned by it from time to time for any reason. Under the Amended and Restated Registration Rights Agreement between Riverside and Real Goods Solar, entered into in connection with the closing of the Alteris merger, Riverside has the right to require Real Goods Solar to register the shares of Common Stock that it owns to facilitate the possible sale of such shares. Although Real Goods Solar cannot predict the effect, if any, that future sales of shares of Common Stock by Riverside would have on the market price prevailing from time to time, sales of substantial amounts of Common Stock or the availability of such shares for sale could adversely affect prevailing market prices.

Risks Related to this Offering

There is no public market for the warrants to purchase shares of Common Stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and Real Goods Solar does not expect a market to develop. In addition, Real Goods Solar does not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Without an active market, the liquidity of the warrants will be limited. The warrants in this offering will be issued in physical form.

Management will have broad discretion as to the use of a portion of the net proceeds from this offering, and Real Goods Solar may not use the proceeds effectively.

Real Goods Solar’s management will have broad discretion as to the application of the net proceeds from this offering. Real Goods Solar’s shareholders may not agree with the manner in which Real Goods Solar’s management chooses to allocate and spend the net proceeds. Moreover, Real Goods Solar’s management may use the net proceeds for corporate purposes that may not increase Real Goods Solar’s profitability or market value.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the securities to be offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of the Common Stock. Therefore, if you purchase Units in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of Common Stock from the price per Unit that you pay for the securities. Based on the sale of 7,246,376 Units at a public offering price of $3.52 per Unit, the last reported sale price of the Common Stock on November 8, 2013, in this offering, you will suffer immediate dilution of approximately $2.94 per share in the net tangible book value of the Common Stock. Moreover, as described under “Prospectus Supplement Summary — The Offering,” Real Goods Solar has a substantial number of stock options and warrants to purchase Common Stock outstanding. If the holders of outstanding options and warrants exercise those options and warrants at prices below the public offering price, you will incur further dilution. In addition, consummation of the Merger would result in additional dilution.

The offering price determined for this offering is not an indication of Real Goods Solar’s value.

The offering price of $             per Unit (which represents approximately a             % discount to The Nasdaq Capital Market closing price per share of the Common Stock on             , 2013, the last trading day before the announcement of this offering) may not necessarily bear any relationship to the book value of Real Goods Solar’s assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the offering price as an indication of the value of the Common Stock. After the date of this prospectus supplement, the Common Stock may trade at prices above or below the offering price.

Provisions in Real Goods Solar’s articles of incorporation and bylaws might discourage, delay or prevent a change of control of the company or changes in its management and, therefore, depress the trading price of the Common Stock.

Real Goods Solar’s articles of incorporation and bylaws contain provisions that could depress the trading price of the Common Stock by discouraging, delaying or preventing a change of control of the company or changes in its management that its shareholders may believe advantageous. These provisions include:

•	Real Goods Solar’s board of directors may consist of any number of directors, which may be fixed from time to time by its board of directors. Newly created directorships resulting from any increase in Real Goods Solar’s authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or special meeting of shareholders called for that purpose, and any vacancies on its board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining board of directors, even if less than a quorum is remaining in office.

•	A shareholder must provide advance notice of any proposal to be brought before an annual meeting of shareholders by a shareholder, including any nomination for election of directors by any shareholder entitled to vote for the election of directors at the meeting.

•	No shareholder proposal may be considered at a meeting of its shareholders unless the proposal relates to a matter on which a shareholder vote is required by its articles of incorporation, bylaws or by applicable law.

•	Real Goods Solar’s board of directors has the power to issue preferred stock with designations, preferences, limitations and relative rights determined by the board of directors without any vote or action by shareholders. The issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire Real Goods Solar, or of discouraging a third party from attempting to acquire Real Goods Solar.

•	Real Goods Solar’s board of directors may amend, supplement or repeal its bylaws or adopt new bylaws, subject to repeal or change by action of Real Goods Solar’s shareholders.

Real Goods Solar may not be able to effect the registration of the shares of common stock issuable upon exercise of the warrants by their exercisability date which could have an adverse effect on warrantholders’ investment in the warrants.

This prospectus supplement does not cover the shares of Common Stock issuable from time to time upon exercise of the warrants. Accordingly, Real Goods Solar cannot issue any warrant shares upon exercise of the warrants until a registration statement under the Securities Act of 1933, as amended, is declared effective for such issuance or there is an exemption from the requirement to register such shares under such Act. We expect to file a registration statement covering the issuance of the warrant shares and to cause such registration statement to be declared effective prior to the time the warrants become exercisable and to remain effective through the earlier of (i) the expiration date of the warrants and (ii) the date on which all of the warrants shall have been exercised in full. Nevertheless, the process of registering the sale of the warrant shares is not entirely within the control of Real Goods Solar. Accordingly, there can be no assurance that Real Goods Solar will be able to effect the registration of the issuance of the warrant shares by the time the warrants become exercisable or at all. If a registration statement covering the exercise of the warrants is not available, then we expect the warrants will be exercisable on a cashless basis. Nevertheless, there could be a material adverse effect on the value of the warrantholders’ investment in the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide our current expectations and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may” and similar expressions as they relate to us are intended to identify such forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date made. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in the section entitled “RISK FACTORS” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. Risks and uncertainties that could cause actual results to differ include, without limitation, the level of government subsidies and economic incentives for solar energy, the failure to successfully obtain available incentive payments and reimbursements, general economic conditions, adoption of solar energy technologies, pricing, including pricing of conventional energy sources, construction risks, changing regulatory environment, changing energy technologies, our geographic concentration, acquisitions, the closing of the Merger, integration of acquired businesses, deficiencies in internal control over financial reporting, insufficient cash flow, indebtedness, loss of key personnel, brand value, litigation, merchandise and solar panel supply problems, construction costs, competition, third party financing costs, customer satisfaction, product liabilities, warranty and service claims, credit risk, non-compliance with NASDAQ continued listing standards, volatile market price of our Common Stock, “penny stock” rules, security analyst coverage of our Common Stock, dilution for shareholders upon future issuance of securities, including upon exercise of options and warrants, limited public trading market, the significant ownership and voting power of our Common Stock held by Riverside, our historical association with Gaiam, our inability to resolve disputes with Gaiam, a future sale of securities by Riverside, our ability to register the warrant shares, and other risks and uncertainties included in our filings with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our view only as of the date of this report. We undertake no obligation to update any forward-looking information.

USE OF PROCEEDS

The net proceeds from the sale of the Units in this offering are estimated to be approximately $ million, excluding the proceeds, if any, from the exercise of the warrants offering in this offering, based on an assumed public offering price of $ per Unit and after deducting the underwriting discount and estimated expenses of the offering.

We intend to use the net proceeds from this offering for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions other than the Merger described under “RECENT DEVELOPMENTS.” As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering Units, consisting of an aggregate of     shares of our Common Stock and warrants to purchase an aggregate of      shares of our Common Stock. Each Unit consists of one share of Common Stock and a warrant to purchase of a share of Common Stock at an exercise price of $     per share. Units will not be issued or certificated. The shares of Common Stock and the warrants are immediately separable and will be issued separately. The form of the offered warrants is attached as Annex A to this prospectus supplement. This prospectus supplement does not cover the shares of Common Stock issuable upon exercise of the warrants, or warrant shares.

Description of the Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Common Stock” starting on page 6 of the accompanying prospectus.

Description of Warrants

The following is a brief summary of certain terms and conditions of the warrants and is subject in all respects to the provisions contained in the warrants, the form of which is attached as Annex A to this prospectus supplement.

Form. The warrants will be issued as individual warrant agreements to the investors substantially in the form attached hereto as Annex A. You should review a copy of the form of warrant, which is attached as Annex A, for a complete description of the terms and conditions applicable to the warrants

Exercisability. The warrants will be exercisable at any time on or after the one year anniversary of their original issuance and at any time up to the date that is five years after the date of their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to Real Goods Solar a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise.

Registration of Warrant Shares. This prospectus supplement does not cover the shares of Common Stock issuable from time to time upon exercise of the warrants, or warrant shares. Accordingly, Real Goods Solar cannot issue any warrant shares upon exercise of the warrants until a registration statement under the Securities Act of 1933, as amended, is declared effective for such issuance or there is an exemption from the requirement to register such shares under such Act. We have agreed to file a registration statement covering the issuance of the warrant shares and to cause such registration statement to be declared effective prior to the time the warrants become exercisable and to remain effective through the earlier of (i) the expiration date of the warrants and (ii) the date on which all of the warrants shall have been exercised in full. If a registration statement covering the exercise of the warrants is not available, then we expect the warrants will be exercisable on a cashless basis.

Cashless Exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, if the holder, in its sole discretion, elects to exercise the warrant, the holder shall do so through a cashless exercise, in which case the holder would receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, Real Goods Solar will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, in either case at the option of the holder; provided that, any increase will only be effective upon 61-days’ prior notice from the holder to us.

Exercise Price. The exercise price per share of Common Stock purchasable upon exercise of the warrants is $     per share of Common Stock, subject to adjustment. The exercise price of the warrants is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting Common Stock and also upon any distributions of assets, including cash, stock or other property to Real Goods Solar’s shareholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. However, there is no established public trading market for the warrants and Real Goods Solar does not expect one to develop.

Insufficient Authorized Shares. If at any time following the issuance date of the warrants and while any of the warrants remain outstanding Real Goods Solar does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the warrant at least 125% of the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of the warrants then outstanding, Real Goods Solar is obligated to take all action reasonably necessary to increase the authorized shares of Common Stock to an amount sufficient to allow the immediate exercise of the warrants then outstanding. At any time the warrants are exercisable there are insufficient shares of Common Stock issuable under such warrant, then Real Goods Solar will within 75 days thereafter hold a meeting of its shareholders in order to approve an increase in the number of authorized shares of Common Stock.

Exchange Listing. Real Goods Solar does not plan on applying to list the warrants on The NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of Real Goods Solar’s properties or assets, Real Goods Solar’s consolidation or merger with or into another person, the acquisition of more than 50% of outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by outstanding Common Stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a warrant does not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises the warrant.

Waivers and Amendments. In no event may the exercise price of or the number of shares of Common Stock subject to any warrant be amended, nor may the right to exercise that warrant be waived, without the written consent of the holder of that warrant.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Units being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of Units set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriter	Number of Units
Cowen and Company, LLC

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the Units sold under the underwriting agreement if any of these Units are purchased. If an underwriter defaults and the aggregate number of shares which the defaulting underwriter agreed but failed to purchase is less than 10% of the total number of shares to be purchased by all underwriters, the other underwriters will be obligated severally, in proportion to their commitments under the underwriting agreement, to purchase the shares that the defaulting underwriter agreed but failed to purchase. If an underwriter defaults and the aggregate number of shares which the defaulting underwriter agreed but failed to purchase is more than 10% of the total number of shares to be purchased by all underwriters, the underwriting agreement will terminate unless arrangements satisfactory to us and Cowen are made within 48 hours of the underwriter’s default.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The below summary of offering proceeds to us does not give effect to any exercise of the warrants being issued in this offering.

We estimate that the total expenses of the offering, excluding the underwriting discount but including the amount that we have agreed to reimburse the underwriters for fees incurred by them in connection with this offering, will be approximately $500,000 and are payable by us. Pursuant to FINRA interpretations, total underwriter compensation shall not exceed 8% of the gross proceeds of this offering.

	Per Unit	Total
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The underwriters propose to offer the Units to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriter may offer the Units to securities dealers at the public offering price less a concession not in excess of $                     per Unit. The underwriters may allow, and the dealers may re-allow, a discount not in excess of $                     per Unit to other dealers. If all of the Units are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase our securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Common Stock while the offering is in progress.

•	Syndicate covering transactions involve purchases of our securities in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriters sell more Units than they purchase under the underwriting agreement, and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of our securities in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Common Stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Stock or the warrants. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, underwriter and selling group members may engage in passive market making transactions in our Common Stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of Units and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements. Pursuant to certain ‘‘lock-up’’ agreements, we and our executive officers, directors and certain of our other shareholders, have agreed, subject to certain exceptions, not to directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, not to engage in any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, directly or indirectly, the economic risk of ownership of Common Stock or any such securities and not to engage in any short selling of any Common Stock or any such securities, during the 60-day restricted period, without the prior written consent of Cowen, for a period of 60 days from the date of the underwriting agreement. The 60-day restricted period will be automatically extended if (a) we issue an earnings release or material news, or if a material event relating to us occurs, during the last 17 days of the 60-day restricted period, or (b) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

This lock-up provision applies to Common Stock and to securities convertible into or exchangeable or exercisable for Common Stock. It also applies to Common Stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) sell our Units in this offering; (b) issue restricted Common Stock or options to acquire Common Stock pursuant to our employee benefit plans, qualified stock option plans or other employee compensation plans as such plans in existence as of the date of this prospectus supplement and described in the prospectus supplement or the accompanying prospectus and the issuance of Common Stock pursuant to the valid exercises of options, warrants or rights outstanding on the date hereof or as proposed to be amended by our shareholders at the next annual meeting of shareholders; (c) file a Form S-8 regarding any shares of Common Stock issued under or the grant of any award pursuant to any existing plan described in subsection (b) above; (d) issue options to acquire Common Stock outside of our existing plans described in subsection (b) above, but in existence as of the date of this prospectus; (e) make compensatory payments of stock to directors and officers consistent with past practice; (f) conduct sales and issuances of securities, or enter into agreements, in connection with mergers, acquisitions, joint ventures, strategic alliances, partnerships with experts, equipment leasing or debt financing, provided that each of the recipients in this subsection (f) signs a lock-up agreement; and (g) conduct issuances and sales of securities in connection with acquisitions pursuant to a private placement or transaction registered on a registration statement on Form S-4 or other available registration statement form, including the transaction with Mercury Energy Inc. as contemplated by our Form S-4, as amended, filed on September 5, 2013.

The exceptions to the lock-up for executive officers, directors and certain shareholders are described in the underwriting agreement and do not apply to: (a) if the signatory is a natural person, any transfers made by the signatory (i) as a bona fide gift to any member of the immediate family (as defined in the underwriting agreement) of the signatory or to a trust the beneficiaries of which are exclusively the signatory or members of the signatory’s immediate family, (ii) by will or intestate succession upon the death of the signatory, or (iii) as a bona fide gift to a charity or educational institution; (b) if the signatory is a corporation, partnership, limited liability company or other business entity, any transfers to any shareholder, partner or member of, or owner of a similar equity interest in, the signatory, as the case may be, if, in any such case, such transfer is not for value; (c) if the signatory is a corporation, partnership, limited liability company or other business entity, any transfer made by the signatory (i) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the signatory’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the signatory’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this agreement, or (ii) to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate (as defined below) of the signatory and such transfer is not for value; (d) transactions by the signatory relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the public offering of the shares of Common Stock; (e) entry into written trading plans for the sale or other disposition by the signatory of Common Stock for purposes of complying with Rule 10b5-1 promulgated under the Exchange Act, provided that no sales or other distributions pursuant to a 10b5-1 plan may occur until the expiration of the 60-day restricted period; (f) the exercise of an option or warrant or the conversion of a security outstanding on the date of the lock-up agreement entered into by the signatory; (g) transfers to us pursuant to agreements under which we have the option to repurchase shares or a right of first refusal; (h) transfers in connection with a bona fide third party tender offer, merger, consolidation or other similar transaction made to all Common Stock holders involving a change of control of us, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the shares owned by the locked-up party remain locked-up; and (i) the pledge of Common Stock in connection with margin loans. This lock-up provision applies to Common Stock and to securities convertible into or exchangeable or exercisable for Common Stock. It also applies to Common Stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Cowen, in its sole discretion, may release our Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our Common Stock and other securities from lock-up agreements, Cowen will consider, among other factors, the holder’s reasons for requesting the release, the number of Units for which the release is being requested and market conditions at the time of the request. In the event of such a release or waiver for one of our directors or officers, Cowen shall provide us with notice of the impending release or waiver at least three business days before the effective date of such release or waiver and we will announce the impending release or waiver by issuing a press release at least two business days before the effective date of the release or waiver.

United Kingdom. The document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(l)€ of the European Prospectus Directive that are also (i) investment professionals falling within Articles 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person). This document and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

•	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;

•	in any other circumstances falling within Article 3(2) of the European Prospectus Directive.

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchases of the shares, other than Cowen and Company, LLC, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Electronic Offer, Sale and Distribution of Units. A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of Units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the Common Stock and warrants offered by this prospectus supplement will be passed upon for us by Brownstein Hyatt Farber Schreck,  LLP, Denver, Colorado. The underwriters are being represented by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements of Real Goods Solar and its subsidiaries as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011 are incorporated herein by reference in reliance on the report of EKS&H LLLP, an independent registered public accounting firm, as experts in accounting and auditing.

The consolidated financial statements of Mercury Energy, Inc. and its subsidiary as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011 are incorporated herein by reference in reliance on the report of UHY LLP, an independent registered public accounting firm, as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and information filed with the SEC subsequent to this prospectus supplement and the accompanying prospectus and prior to the termination of the offering referred to in this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act unless specifically incorporated by reference herein or therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed April 1, 2013, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed April 30, 2013;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed May 15, 2013, our Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed August 13, 2013, and our Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed November 14, 2013;

•	Our current reports on Form 8-K (including amendments thereto) filed January 11, 2013, February 5, 2013, February 22, 2013, May 24, 2013, June 3, 2013, June 13, 2013, August 9, 2013, August 12, 2013, August 21, 2013, September 9, 2013, September 10, 2013 (solely with respect to Item 8.01), September 27, 2013, November 5, 2013 and November 14, 2013;

•	Our Definitive Proxy Statement on Schedule 14A filed on October 18, 2013; and

•	The description of our Common Stock contained in our registration statement on Form 8-A filed May 5, 2008 including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed)

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus supplement is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027, (303) 222-8300. Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.realgoodssolar.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus supplement and does not constitute a part of this prospectus supplement. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

ANNEX A

[FORM OF WARRANT]

REAL GOODS SOLAR, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Date of Issuance: November             , 2013 (“Issuance Date”)

Real Goods Solar, Inc., a Colorado corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,             , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the first (1st) anniversary of the Issuance Date (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below),             (subject to adjustment as provided herein) fully paid and non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”, and such number of Warrant Shares, the “Warrant Number”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is issued pursuant the Company’s Registration Statement on Form S-3 (File number 333-190050) (the “Registration Statement”) and the Prospectus Supplement dated November             , 2013.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day on or after the Initial Exercisability Date, in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number. The Company shall pay any and all taxes and fees which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in any name other than that the Holder of this Warrant. Notwithstanding the foregoing, except in the case where an exercise of this Warrant is validly made pursuant to a Cashless Exercise (as defined in Section 1(d)), the Company’s failure to deliver Warrant Shares to the Holder on or prior to the second (2nd) Trading Day after the Company’s receipt of the Aggregate Exercise Price shall not be deemed to be a breach of this Warrant.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $[ ], subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail, for any reason or for no reason, to issue to the Holder within the later of (i) three (3) Trading Days after receipt of the applicable Exercise Notice and (ii) two (2) Trading Days after the Company’s receipt of the Aggregate Exercise Price (or valid notice of a Cashless Exercise) (such later date, the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of Common

Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this clause (ii).

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), if a registration statement covering the Warrant Shares that are the subject of the Exercise Notice or an exemption from registration is not available for the resale of the Warrant Shares, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

                    D

For purposes of the foregoing formula:

A =	the total number of shares with respect to which this Warrant is then being exercised.

B =	the quotient of (x) the sum of the VWAP of the Common Stock of each of the ten (10) Trading Days ending at the close of business on the Principal Market immediately prior to the time of exercise as set forth in the applicable Exercise Notice, divided by (y) ten (10).

C =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D =	the VWAP of the Common Stock at the close of business on the Principal Market on the date of the delivery of the applicable Exercise Notice.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(f) Limitations on Exercises. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that after giving effect to such exercise the Holder (together with any of its affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as the case may be, as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant. At any time the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in a written notice by the Holder to the Company (subject to the Company’s consent to any such increase, not to be unreasonably withheld); provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of Warrants.

(g) Insufficient Authorized Shares. The Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 125% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock hereunder (without regard to any limitation otherwise contained herein with respect to the number of shares of Common Stock that may be acquirable upon exercise of this Warrant). If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the Warrants remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of Common Stock (the “Required Reserve Amount”) equal to the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of the Warrants then outstanding (an “Authorized Share Failure”), then the Company shall take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure (the “Authorized Share Failure Deadline”), the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. If after the Authorized Share Failure Deadline, the Company is prohibited from issuing shares of Common Stock upon an exercise of this Warrant due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the Holder, the Company shall pay cash in exchange for the cancellation of such portion of this Warrant exercisable into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Exercise Notice with respect to such Authorization Failure Shares to the Company and ending on the date of such issuance and payment under this Section 1(g) and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorization Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith.

(h) Registration of Warrant Shares. The Holder acknowledges that, as of the Issuance Date, the Warrant Shares were not registered for sale to the Holder pursuant to the Securities Act of 1933, as amended (the “Act”), and accordingly cannot be issued absence such registration or an exemption from such requirement. The Company covenants and agrees to prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration of the sale of the Warrant Shares), covering the issuance and sale of the Warrant Shares to the Holder, and to cause such registration statement to be declared effective no later than the Exercisability Date and remain effective through the earlier of (i) the Expiration Date and (ii) the date on which this Warrant shall have been exercised in full.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a) Stock Dividends and Splits. Without limiting any provision of Section 2(b) or Section 4, if the Company, at any time on or after the Issuance Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event. Simultaneously with any adjustment to the Exercise Price pursuant to this paragraph (a) of this Section 2, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(b) Other Events. In the event that the Company (or any subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(c) Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor

Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(f) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant.

(c) Black Scholes Redemption. Notwithstanding the foregoing and the provisions of Section 4(b) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is twenty (20) Trading Days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value.

(d) Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant))

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, in accordance with Section 1(g) above, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission (with confirmation of receipt), if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission (with confirmation of receipt), if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses, facsimile numbers and email addresses for such notices and communications are those as may be designated by the Holder and the Company prior to the Issuance Date, and in writing hereafter, in the same manner, by any such Person. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant (other than Section 1(f)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the Closing Sale Price, the Bid Price or fair market value or the arithmetic calculation of the number of Warrant Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of the Exercise Price, the Closing Sale Price, the Bid Price or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price, the Closing Sale Price, the Bid Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Holder that is reasonably acceptable to the Company or (b) the disputed arithmetic calculation of the number of Warrant Shares to an independent, outside accountant selected by the Holder that is reasonably acceptable to the Company. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

14. REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the

Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(b) “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(c) “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 4(c), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to Closing Sale Price on the date of the consummation of the applicable Fundamental Transaction, (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 4(c), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to the lesser of 100% and the 90-day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction.

(d) “Bloomberg” means Bloomberg, L.P.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(g) “Common Stock” means (i) the Company’s shares of class A common stock, of $.0001 par value per share, and (ii) any capital stock into which such class A common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(i) “Eligible Market” means The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

(j) [Reserved]

(k) “Expiration Date” means the date that is the fifth (5th) anniversary of the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(l) “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the Company and its Subsidiaries respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(m) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(n) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(o) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(p) “Principal Market” means the Nasdaq Capital Market.

(q) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(r) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(s) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(t) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

REAL GOODS SOLAR, INC.

By:
Name: Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

REAL GOODS SOLAR, INC.

The undersigned holder hereby exercises the right to purchase             of the shares of Common Stock (“Warrant Shares”) of Real Goods Solar, Inc., a Colorado corporation (the “Company”), evidenced by Warrant to Purchase Common Stock No.             (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to Warrant Shares; and/or

a “Cashless Exercise” with respect to Warrant Shares.

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $            to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below,             Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, to the following address:

Date: ,

Name of Registered Holder

By:
Name: Title:

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs             to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated             , 20    , from the Company and acknowledged and agreed to by             .

REAL GOODS SOLAR, INC.

By:
Name: Title:

PROSPECTUS

REAL GOODS SOLAR, INC.

$25,000,000

Class A Common Stock

Preferred Stock

Warrants

Rights

Debt Securities

Units

We may offer and sell from time to time, in one or more offerings, Class A common stock, preferred stock, warrants, rights, debt securities and units (collectively, the “securities”) of Real Goods Solar, Inc. The aggregate amount of the securities offered by us under this prospectus will not exceed $25.0 million.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” before you make your investment decision.

We may sell the securities to underwriters or dealers, through agents, or directly to investors, or a combination of these methods. We will set forth the names of any underwriters or agents in the applicable prospectus supplement.

Our Class A common stock is quoted on The Nasdaq Capital Market under the symbol “RSOL.” On July 17, 2013, the last reported sale price of our Class A common stock was $2.49 per share. On such date, the aggregate market value of our Class A common stock held by non-affiliates was approximately $45,463,877, which was calculated based on 18,258,585 shares of Class A common stock held by non-affiliates. Pursuant to General Instruction I.B.6. of Form S-3, in no event will we sell the offered securities in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Class A common stock held by non-affiliates in any 12-month period so long as the aggregate market value of our Class A common stock held by non-affiliates remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6. during the 12 calendar months prior to and including the date of this prospectus.

Investing in our securities involves certain risks. See “RISK FACTORS” beginning on page 4 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 30, 2013.

-i-

ABOUT THIS PROSPECTUS

Except where the context requires otherwise, in this prospectus the terms “Company,” “our company,” “Real Goods Solar,” “we,” “us,” and “our” refer to Real Goods Solar, Inc., a Colorado corporation, and where appropriate, its direct and indirect subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “WHERE YOU CAN FIND MORE INFORMATION” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

This prospectus contains trademarks, tradenames, service marks, and service names of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements provide our current expectations and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may” and similar expressions as they relate to us are intended to identify such forward-looking statements. Readers are urged not to place undue reliance on these forward looking statements, which speak only as of the date made. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in the section entitled “RISK FACTORS” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Risks and uncertainties that could cause actual results to differ include, without limitation, the level of government subsidies and economic incentives for solar energy, general economic conditions, adoption of solar energy technologies, pricing, including pricing of conventional energy sources, construction risks, changing regulatory environment, changing energy technologies, our geographic concentration, our business plan, acquisitions, integration of acquired businesses, insufficient cash flow, indebtedness, loss of key personnel, brand value, litigation, merchandise and solar panel supply problems, construction costs, competition, third party financing costs, customer satisfaction, product liabilities, warranty and service claims, credit risk, non-compliance with Nasdaq continued listing standards, volatile market price of our Class A common stock, “penny stock” rules, security analyst coverage of our Class A common stock, dilution for shareholders upon the exercise of warrants, limited public trading market, the significant ownership and voting power of our Class A common stock held by Gaiam, Inc. (“Gaiam”) and Riverside Renewable Energy Investment LLC (“Riverside”), our historical association with Gaiam, our inability to resolve disputes with Gaiam, conflicts of interest between some of our directors and Gaiam, a future sale of securities by Gaiam and Riverside, and other risks and uncertainties included in our filings with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our view only as of the date of this report. We undertake no obligation to update any forward-looking information.

RECENT DEVELOPMENTS

On June 3, 2013, we closed a private placement of securities and issued 3,366,974 shares of Class A common stock and warrants to purchase up to an aggregate of 1,683,488 shares of Class A common stock for an aggregate purchase price of $9,259,178.50 (approximately $8.5 million, net of associated offering costs).

Based on a Form 4, as amended, filed by Gaiam, we understand that Gaiam sold an aggregate of 6,017,500 shares of our Class A common stock on May 28, 2013, reducing its ownership of our Class A common stock to approximately 13.4% of our issued and outstanding Class A common stock after the closing of our June 3, 2013 private placement.

As a result, we believe that Riverside is now our largest shareholder, holding approximately 25.9% of our issued and outstanding Class A common stock after the closing of our June 3, 2013 private placement.

On June 12, 2013, our board of directors unanimously appointed David Belluck as Chairman of our board of directors. Mr. Belluck is General Partner of Riverside Partners, LLC, a Boston-based, private equity investment firm affiliated with Riverside, and has been a company director since June 2011.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Real Goods Solar and the material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, prior to making an investment decision, you should carefully read:

•	This prospectus, which explains the general terms of the securities we may offer;

•	The applicable prospectus supplement, which explains specific terms of the securities being offered and updates and changes information in this prospectus; and

•	The documents referred to in “WHERE YOU CAN FIND MORE INFORMATION” for information about Real Goods Solar, including our financial statements.

Overview of our Company

We are a leading residential and commercial solar energy engineering, procurement and construction firm. We also perform most of our own sales and marketing activities to generate leads and secure projects. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. Our solar energy systems use high-quality solar photovoltaic modules from manufacturers such as Canadian Solar and Trina. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

We have 35 years of experience in residential solar energy. We trace our roots to 1978, when Real Goods Trading Corporation sold the first solar photovoltaic panels in the United States. We have designed and installed over 14,500 residential and commercial solar systems since our founding. Our focused customer acquisition approach and our efficiency in converting customer leads into sales enable us to have what we believe are competitive customer acquisition costs that we continuously focus on improving. We believe that our Real Goods Solar brand has a national reputation for high quality customer service in the solar energy market, which leads to a significant number of word-of-mouth referrals and new customers.

We were incorporated in Colorado in 2008 as a successor to Gaiam Energy Tech, Inc. Gaiam founded Gaiam Energy Tech, Inc. as its solar division in 1999. In 2001, Gaiam Energy Tech, Inc. acquired Real Goods Trading Corporation in a merger. The combined company became Real Goods Solar when it went public in 2008.

Our executive offices are located at 833 W. South Boulder Road, Louisville, CO 80027-2452. Our telephone number is (303) 222-8300. Our website is www.realgoodssolar.com. The information on our website is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our securities. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

The Securities We May Offer

We may use this prospectus to offer:

•	Class A common stock

•	Preferred stock

•	Warrants

•	Rights

•	Debt securities

•	Units consisting of two or more of the other securities offered hereby or under another registration statement in any combination.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

RISK FACTORS

Investing in our securities involves significant risks. You should carefully read the risk factors in the section entitled “RISK FACTORS” in our most recent Annual Report on Form 10-K, which is on file with the SEC and is incorporated by reference in this prospectus, before purchasing the offered securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes, which may include additions to working capital, financing of capital expenditures, repayment of existing or future indebtedness, and future acquisitions and strategic investment opportunities. Pending any use, as described in the applicable prospectus supplement, we plan to invest the net proceeds in short-term, investment grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus separately or together through any of the following methods:

•	Directly to investors or purchasers;

•	To investors through agents;

•	Directly to agents;

•	To or through brokers or dealers;

•	To the public through underwriting syndicates led by one or more managing underwriters;

•	To one or more underwriters acting alone for resale to investors or to the public;

•	Through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	Through a combination of any of these methods of sale.

We may also issue securities upon exercise of warrants or as a dividend or distribution. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	At a fixed price or prices, which may be changed from time to time;

•	At market prices prevailing at the times of sale;

•	At prices related to such prevailing market prices; or

•	At negotiated prices.

Direct Sales and Sales through Agents

We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

Sales Through Underwriters or Dealers

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the applicable prospectus supplement.

If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The applicable prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution.

Delayed Delivery Contracts

We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the applicable prospectus supplement. The applicable prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•	That the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	That we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

“At the Market” Offerings

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or using any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on any national exchange upon which our securities are listed, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

To the extent permitted by and in accordance with Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.

To the extent permitted by and in accordance with Regulation M promulgated under the Exchange Act, any underwriters who are qualified market makers on any national exchange upon which our securities are listed may engage in passive market making transactions in the securities on such exchange during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.

In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

DESCRIPTION OF CLASS A COMMON STOCK

Our authorized common stock consists of 150,000,000 shares of Class A common stock, par value $.0001 per share. As of July 17, 2013, there were 30,286,897 shares of our Class A common stock outstanding. Although we believe the following summary description of our Class A common stock set forth below is accurate, our articles of incorporation and our bylaws covers all material provisions affecting the rights of holders of our Class A common stock. This summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to our articles of incorporation and bylaws.

Voting Rights

Each holder of shares of Class A common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders. There are no cumulative voting rights. All holders of shares of Class A common stock vote as a single group on all matters that are submitted to the shareholders for a vote. Accordingly, holders of a majority of the shares of Class A common stock entitled to vote in any election of directors may elect all of the directors who stand for election. Our entire board of directors stands for election each year. A required number of shareholders having the minimum number of votes that would be necessary to authorize or take action at a meeting at which all of the shares entitled to vote thereon were present and voted may consent to an action in writing and without a meeting under certain circumstances.

Dividends and Liquidation

Subject to any preferential rights of any outstanding shares of preferred stock, shares of Class A common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of our company, the shares of Class A common stock are entitled to our assets remaining after the payment of all of our debts and other liabilities, including preferential payments made to holders of any outstanding shares of preferred stock. Holders of shares of Class A common stock have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to the shares of Class A common stock.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions, which are contained in our articles of incorporation or bylaws, could have the effect of delaying, deferring or preventing a change in control of our company.

Our articles of incorporation and bylaws provide that our board may consist of any number of directors, which may be fixed from time to time by our board. Newly created directorships resulting from any increase in our authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or special meeting of shareholders called for that purpose, and any vacancies on our board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled a majority of our board then in office, even if less than a quorum is remaining in office.

We believe that Riverside holds approximately 25.9% of the total voting power of our outstanding capital stock and that Gaiam holds approximately 13.4%. Further, pursuant to the terms of the Shareholders Agreement entered into in connection with the closing of the Alteris acquisition as of December 19, 2011, Gaiam and Riverside each has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to their respective ownership of our Class A common stock, and they have agreed to vote their securities in favor of the election to our board of directors of these designated individuals. Consequently, Gaiam and Riverside are able to exert substantial influence over our company and matters requiring approval by our shareholders, including the election of directors, increasing our authorized capital stock, financing activities, a merger or sale of our assets and the number of shares available for issuance under our incentive plan. As a result of their voting power, it would be difficult to achieve a change of control of our company without their consent.

Our bylaws require advance notice by a shareholder of any proposal to be brought before an annual meeting of shareholders by a shareholder, including any nomination for election of directors by any shareholder entitled to vote for the election of directors at the meeting. Our bylaws also provide that no shareholder proposal may be considered at a meeting of our shareholders unless the proposal relates to a matter on which a shareholder vote is required by our charter, bylaws or by applicable law.

Subject to repeal or change by action of our shareholders, our board may amend, supplement or repeal our bylaws or adopt new bylaws.

Registration Rights

On December 19, 2011, we entered into an Amended and Restated Registration Rights Agreement with Gaiam and Riverside, which is described under the heading “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Related Party Transactions – Registration Rights Agreement” in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2012. Under the Amended and Restated Registration Rights Agreement, Gaiam and Riverside have the right to require us to register the shares of Class A common stock that they own to facilitate the possible sale of such shares.

In connection with the closing of our June 3, 2013 private placement, we entered into a Registration Rights Agreement which is described under Item 1.01 of our Current Report on Form 8-K filed June 3, 2013. On June 20, 2013, we filed a Registration Statement on Form S-3 to register the shares of Class A common stock purchased in the private placement and shares of Class A common stock issuable upon exercise of the warrants purchased in the private placement pursuant to the terms of this Registration Rights Agreement. The SEC declared the registration statement effective on July 3, 2013.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company.

Listing

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “RSOL.”

DESCRIPTION OF PREFERRED STOCK

Our board of directors is authorized, subject to any limitations prescribed by Colorado law, to issue at any time up to 50,000,000 shares of preferred stock. Our board of directors may provide for the issuance of the preferred stock in one or more series or classes with designations, preferences, limitations and relative rights determined by the board of directors without any vote or action by our shareholders as expressed in articles of amendment filed with the Colorado Secretary of State. As a result, the board has the power to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. Although we have no current plans to issue any preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire us. Such an issuance could also dilute the voting power or other incidents of ownership of holders of our common stock.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of the Company, which could depress the market price of our common stock.

Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	The number of shares of preferred stock offered and the offering price of the preferred stock;

•	The title and stated value of the preferred stock;

•	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	The date from which dividends on the preferred stock will accumulate, if applicable;

•	The liquidation rights of the preferred stock;

•	The procedures for auction and remarketing, if any, of the preferred stock;

•	The sinking fund provisions, if applicable, for the preferred stock;

•	The redemption provisions, if applicable, for the preferred stock;

•	Whether the preferred stock will be convertible into or exchangeable for other securities offered hereby or under another registration statement and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	Whether the preferred stock will have voting rights and the terms of any voting rights, if any;

•	Whether the preferred stock will be listed on any securities exchange;

•	Whether the preferred stock will be issued with any other securities offered hereby or under another registration statement and, if so, the amount and terms of these securities; and

•	Any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, debt securities or other securities offered hereby or under another registration statement. Warrants may be issued independently or together with common stock, preferred stock, debt securities or other securities offered hereby or under another registration statement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

As of July 17, 2013, we have issued warrants to purchase 1,753,488 shares of our Class A common stock.

The prospectus supplement relating to the warrants offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	The title and aggregate number of the warrants;

•	The offering price;

•	The currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	The number of shares of common stock or preferred stock, or the number or amount of other securities offered hereby or under another registration statement, purchasable upon the exercise of a warrant;

•	The exercise price or manner of determining the exercise price, the manner in which the exercise price may be paid, and any minimum number of warrants exercisable at one time;

•	When the warrants become exercisable and the expiration date;

•	The terms of any right of ours to redeem or call the warrants;

•	The terms of any right of ours to accelerate the exercisability of the warrants;

•	Where the warrant certificates may be transferred and exchanged;

•	Whether the warrants are to be issued with common stock, preferred stock or other securities offered hereby or under another registration statement and, if so, the number and terms of any such offered securities;

•	The date, if any, on and after which the warrants and the related shares of common stock, preferred stock or other securities offered hereby or under another registration statement will be separately transferable;

•	United States federal income tax consequences applicable to the warrants; and

•	Any other terms of the warrants, including terms, procedures and limitations relating to exchange and exercise of the warrants.

You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock or debt securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	The date of determining the stockholders entitled to the rights distribution;

•	The number of rights issued or to be issued to each stockholder;

•	The exercise price payable for each share of common stock, preferred stock, debt securities or other securities offered hereby or under another registration statement upon the exercise of the rights;

•	The number and terms of the shares of common stock, preferred stock, debt securities or other securities offered hereby or under another registration statement which may be purchased per each right;

•	The extent to which the rights are transferable;

•	The date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	The extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	If applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	Any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the “senior indenture,” between us and the trustee named in the applicable prospectus supplement, as trustee. Subordinated debt securities will be issued under a separate indenture, the “subordinated indenture,” between us and the trustee named in the applicable prospectus supplement, as trustee. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is filed as an exhibit to the registration statement of which this prospectus is a part. This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following briefly describes the general terms and provisions of the debt securities and the indentures governing them which may be offered. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities. Debt securities we issue may be secured or unsecured.

Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Subordination” and in the applicable prospectus supplement. Payments on secured debt securities will be secured by the collateral described in the applicable prospectus supplement.

We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

•	The title and series designation;

•	The aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

•	The principal amount payable, whether at maturity or upon earlier acceleration;

•	Whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

•	Whether the debt securities will be issued as original issue discount securities (as defined below);

•	The date or dates on which the principal of the debt securities is payable;

•	Any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

•	The date from which any interest will accrue;

•	Any interest payment dates;

•	Whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

•	Whether the debt securities are secured or unsecured, and if secured, the collateral securing the debt securities;

•	The price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

•	The stated maturity date;

•	Whether the debt securities are to be issued in global form;

•	Any sinking fund requirements;

•	Any provisions for redemption, the redemption price and any remarketing arrangements;

•	The denominations of the securities or series of securities;

•	Whether the debt securities are denominated or payable in U.S. dollars or a foreign currency or units of two or more foreign currencies;

•	Any restrictions on the offer, sale and delivery of the debt securities;

•	The place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

•	Whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	The terms, if any, upon which the debt securities are convertible into other securities offered hereby or under another registration statement or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	Any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture;

•	A description of any documents or certificates that must be received prior to the issuance of any definitive securities;

•	Whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

•	The identity of each security registrar or paying agent (if other than trustee);

•	Any provisions granting special rights to securities holders upon the occurrence of specified events;

•	Any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

•	The portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities; and

•	The date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance.

The debt securities may be issued as “original issue discount securities” which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

You should be aware that special U.S. federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form. Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof and the bearer securities of such series other than bearer securities issued in global form shall be issuable in denominations of $5,000.

No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

•	Default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

•	Default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

•	Default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

•	Specified events in bankruptcy, insolvency or reorganization of our Company or any of our significant subsidiaries; and

•	Any other event of default provided with respect to the debt securities of any series.

If an event of default (other than an event of default arising from specified events in bankruptcy of us or any of our significant subsidiaries) occurs and is continuing for any series of debt securities, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, to be immediately due and payable.

At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

•	In the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	In an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

•	That holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

•	The holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

•	The indenture trustee will not have received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

•	The indenture trustee fails to institute the proceeding within 60 days.

However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

Modification and Waiver

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount or, under certain circumstances, issue price of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

•	Change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

•	Reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

•	Reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity; or provable in bankruptcy or adversely affect any right of repayment of a debt security;

•	Change the place or currency of payment of principal or any premium or any make-whole amount or interest on, any debt security issued under that indenture;

•	Impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

•	Reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	Make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under “Events of Default.”

Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

•	To evidence the succession of another person to our company;

•	To add to our covenants for the benefit of the holders of all or any series of debt securities;

•	To add events of default for the benefit of the holders of all or any series of debt securities;

•	To add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•	To change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

•	To establish the form or terms of debt securities of any series;

•	To evidence and provide for the acceptance of appointment by a successor indenture trustee;

•	To cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

•	To secure securities;

•	To provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities offered hereby or under another registration statement;

•	To close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

•	To supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the resulting corporation, if other than our company, is a corporation organized and existing under the laws of the United States or any U.S. state and assumes all of our obligations to pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities; and perform and observe all of our other obligations under the indentures and supplemental indentures. We are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision that would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Indenture Trustee

The occurrence of any default under either the senior indenture or the subordinated indenture could create a conflicting interest for the indenture trustee under the Trust Indenture Act if the same entity serves as trustee under both indentures. If that default has not been cured or waived within 90 days after the indenture trustee has or acquired a conflicting interest, the indenture trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as indenture trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture. If the indenture trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the indenture trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The indenture trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it generally must either eliminate that conflict or resign.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special U.S. tax and other considerations applicable to an offering outside the United States.

Defeasance

We may terminate or “defease” our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

(1)	Depositing irrevocably with the senior indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

•	In the case of senior debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

•	In the case of senior debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

•	A combination of money and U.S. government obligations or foreign government obligations, as applicable;

(2)	Delivering:

•	An opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

•	An opinion of independent counsel that registration is not required under Investment Company Act of 1940;

•	An opinion of counsel as to certain other matters;

•	Officers’ certificates certifying as to compliance with the senior indenture and other matters; and

(3)	Paying all amounts due under the senior indenture.

Further, the defeasance cannot cause an event of default under the senior indenture or any other agreement or instrument and no default under the senior indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior debt,” as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, we will have to repay all senior debt before we can make any payment on the subordinated debt securities.

In addition, we may make no payment on the subordinated debt securities in the event:

•	There is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness; and

•	The default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, “senior debt” is defined in the subordinated indenture as:

the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of us for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

(1)	Any debt (a) for money borrowed by us, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure obligations of us, or to secure the payment of revenue bonds issued for the benefit of us whether contingent or otherwise;

(2)	Any debt of others described in the preceding clause (1) which we have guaranteed or for which we are otherwise liable;

(3)	The obligation of us as lessee under any lease of property which is reflected on our balance sheet as a capitalized lease; and

(4)	Any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1), (2) and (3).

“Senior debt” does not include:

(i) any such indebtedness, obligation or liability referred to in clauses (1) through (4) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (ii) any such indebtedness, obligation or liability which is subordinated to indebtedness of us to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (iii) any indebtedness to one of our subsidiaries and (iv) the subordinated debt securities.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock or preferred stock, debt securities, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	The designation and terms of the units and the securities included in the units;

•	Any provision for the issuance, payment, settlement, transfer or exchange of the units;

•	The date, if any, on and after which the units may be transferable separately;

•	Whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	Any material U.S. federal income tax consequences; and

•	How, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

EXPERTS

The financial statements of Real Goods Solar and its subsidiaries as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011 are incorporated herein by reference in reliance on the report of EKS&H LLLP, independent registered public accounting firm, as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus and any accompanying prospectus supplement, and information filed with the SEC subsequent to this prospectus and any accompanying prospectus supplement and prior to the termination of the particular offering referred to in a prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

• Our Annual Report on Form 10-K for the year ended December 31, 2012, filed April 1, 2013, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed April 30, 2013;

• Our Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed May 15, 2013;

• Our current reports on Form 8-K (including amendments thereto) filed January 11, 2013, February 5, 2013, February 22, 2013, May 24, 2013, June 3, 2013 and June 13, 2013; and

• The description of our Class A common stock contained in our registration statement on Form 8-A filed May 5, 2008 including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027, (303) 222-8300.

Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.realgoodssolar.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Units

Units Consisting of

One Share of Class A Common Stock and

One Warrant to Purchase          Shares of Class A Common Stock

PROSPECTUS SUPPLEMENT

Sole Book – Running Manager

Cowen and Company

November     , 2013